Exhibit 10.30

Amendment to Restricted Stock Unit Grant Agreement

Issued under 2018 Equity Incentive Plan

This Amendment to Restricted Stock Unit Grant Agreement (“Amendment”) issued under the 2018 Equity Incentive Plan (the “Plan”) of Entasis Therapeutics Holdings Inc. (the “Company”) is made effective as of November 10, 2021 (“Effective Date”) and modifies the outstanding Restricted Stock Unit Agreement(s) (“RSU Agreements”) existing as of the Effective Date between the Company and Participant. Capitalized terms not explicitly defined in this Amendment or the Option Agreement, shall have the meanings set forth in the Plan.

Except as expressly modified by this Amendment, all of the terms of the RSU Agreement(s), Grant Notice(s) and the Plan shall remain in full force and effect.

The following provision is added as paragraph 24 to the RSU Agreement(s):

24.Acceleration upon a Change in Control Termination. If after a Change in Control, some or all of Participants restricted stock units (“RSUs”) remain outstanding (for example, because they were substituted or assumed by the surviving or acquiring corporation), the portion of any RSU that is unvested shall fully vest and become immediately exercisable in the event of a Change in Control Termination (as defined below). This right to accelerated vesting shall in no way (i) limit the Board’s discretion to take the actions set forth in Section 9(c) of the Plan in the event of a Transaction, (ii) alter other terms of the RSU Agreement(s), or (iii) apply to any awards granted after the Effective Date, unless such future awards provide for such accelerated vesting.

As used herein, "Change in Control Termination” means termination of Participant’s service to the Company (or any surviving or acquiring corporation or entity) without Cause or Participant’s resignation for Good Reason (as defined below), in each case, only if such termination of service occurs during the period beginning on the date of the Change in Control and ending on the twelve-month anniversary of the Change in Control.

As used herein, “Good Reason” means any of the following actions taken by the Company (or any surviving or acquiring corporation or entity) without Participant’s consent: (i) any material diminution of Participant’s authority, duties or responsibilities; (ii) a material (greater than ten percent (10%)) reduction by the Company (or any surviving or acquiring corporation or entity) of Participant’s Base Salary except in the case of across-the-board salary reductions similarly affecting all or substantially all similarly-situated employees of the Company or any surviving or acquiring corporation or entity; (iii) a relocation of Participant’s place of employment to a location in excess of fifty (50) miles from the Company’s last known principal place of employment; provided, however, with respect to each clause (i) through (iii), above, it will only be deemed Good Reason if (1) prior to Participant’s resignation, the Company (or any surviving or acquiring corporation or entity) has not previously notified the Participant of its intention to terminate his/her employment; (2) the Company (or any surviving or acquiring corporation or entity) is given written notice from Participant within ninety (90) days following the first occurrence of a condition that Participant considers to constitute Good Reason (with such notice including a description of the condition); (3) the Company (or any surviving or acquiring corporation or entity) fails to remedy such condition within thirty (30) days following such written notice, and (4) Participant resigns from employment effective not later than fourteen (14) days after the end of the cure period. Notwithstanding the foregoing, any actions taken to accommodate a disability of Participant or pursuant to the Family and Medical Leave Act or an applicable state leave law will not be a Good Reason for purposes of this Agreement.

This Amendment shall be deemed part of the RSU Agreement(s) as of the Effective Date.